EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use in this Amendment No.1 to the Form S-1 Registration Statement Under The Securities Act of 1933 of our report dated March 8, 2008 included in Plastinum Polymer Technology Corp.’s Annual Report for the years ended December 31, 2007 and 2006 and for the period April 7, 2003 (date of inception as a development stage enterprise) to December 31, 2007, relating to the financial statements of Plastinum Polymer Technology Corp., which appear in such Registration Statement and related Prospectus for the registration of 2,000,000 shares of its common stock.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ RBSM LLP RBSM LLP

New York, New York
December 5, 2008